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                                  EXHIBIT 99.2

  LETTER TO FORMER AMERIBANK RETAIL DEPOSIT CUSTOMERS DATED SEPTEMBER 26, 2008

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                               September 26, 2008

Dear former AmeriBank customers,

Welcome to The Citizens Savings Bank! We are pleased to have the opportunity to serve you. You may be aware that we have acquired all of the Ohio based branch office locations and deposits of Ameribank located in St. Clairsville, Dillonvale and Tiltonsville.

As a new customer of The Citizens Bank, we assure you that your money is safe, sound and secure. We have been in the Ohio Valley since 1902 and have a solid record of financial stability and significant growth. With the acquisition of our new offices, we now have twenty banking offices and nearly $500 million in assets.

No doubt some of you already may be Citizens Bank customers and soon will be able to bank interchangeably amongst our thirteen offices located in Belmont, Carroll, Harrison, Jefferson and Tuscarawas counties. However, for now, customers of both banks should use their existing branches until we get our systems integrated within the next few weeks at our Martins Ferry Operations Center. We will be certain to let you know when this occurs!

We are pleased to advise you that no depositor lost any money as a result of AmeriBank's failure and that your funds are available to you without a penalty. Your current rate for the remaining term of your deposit agreement will continue with The Citizens Bank. You may continue to use your AmeriBank checks and ATM/debit cards. You can also continue to use any AmeriBank ATM. In addition, your online banking and bill pay services are still accessible as before until we get our systems integrated.

We recognize that you may have additional questions about this transaction. You may contact any of our customer service representatives at your next visit and they will be happy to answer any questions that you may have. You will find that you will see the same friendly faces at each of our offices! Or, for your added convenience, answers to the most frequently asked questions can be found on our Citizens Bank website at www.thecitizensbank.com.

We are truly looking forward to getting our systems integrated and providing you an expanded array of banking products and services including our nationwide fee free Freedom ATM Debit Card, free Consumer Checking with Interest and our OOPS!(TM) Overdraft Protection Program plus free Business Checking.

Once again, we appreciate the opportunity to be of service and look forward to serving all of your financial needs for many years to come!

                                          Very truly yours,


                                          Scott A. Everson
                                          President & Chief Executive Officer

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